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                                                                    Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Mission Resources Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-27707, 333-57827, 333-54798, 333-63562, 333-105169, 333-116404 and
333-120351) on Form S-8 and (Nos. 333-111955, 333-113971 and 333-119258) on Form
S-3 of Mission Resources Corporation of our reports dated March 7, 2005, with respect to the consolidated balance sheets of Mission Resources Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income or loss, and cash flows for each of the years in the three-year period ended December 31, 2004, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004, annual report on Form 10-K/A of Mission Resources Corporation.

As discussed in note 2 to the consolidated financial statements, effective January 1, 2003, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations. As discussed in note 2 to the consolidated financial statements, effective January 1, 2002, the Company adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets.

KPMG LLP

Houston, Texas
April 11, 2005